FORM 4
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
         Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940


     Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

+----------------------------------------+------------------------------------+
| 1. Name and Address of                 |2. Issue Name and Ticker            |
|    Person*                             |   or Trading Symbol   (AQLA)       |
|                                        |                                    |
|    Beaver     Jeffrey          T.      |   Aquila Biopharmaceuticals, Inc.  |
+----------------------------------------+-------------------+----------------+
|   (Last)      (First)       (Middle)   |3. IRS or Social   |4. Statement    |
|                                        |   Security Number |   for          |
|                                        |   of Reporting    |   Month/Year   |
|   c/o Aquila Biopharmaceuticals, Inc.  |   Person          |                |
|   365 Plantation Street                |   (Voluntary)     |     11/96      |
|                                        |                   |                |
|               (Street)                 |                   |5. If Amendment,|
|                                        |                   |   Date of      |
|                                        |                   |   Original     |
|   Worcester    MA           01605      |                   |   (Month/Year) |
+----------------------------------------+-------------------+----------------+
|   (City)      (State)       (Zip)      |                   |                |
+----------------------------------------+-------------------+----------------+

+-----------------------------------------------------------------------------+
| 6. Relationship of Reporting Person to Issuer                               |
|        (Check all applicable)                                               |
|                                                                             |
|          x   Director                        _____ 10% Owner                |
|        _____ Officer (give title below)      _____ Other (specify below)    |
|                                                                             |
+-----------------------------------------------------------------------------+
| 7. Individual or Joint/Group Filing                                         |
|    (Check applicable line)                                                  |
|                                                                             |
|          x   Form filed by one Reporting Person                             |
|        _____ Form filed by more than one Reporting Person                   |
|                                                                             |
+-----------------------------------------------------------------------------+

 *   If the Form is filed by more than one Reporting Person, see
     Instruction 4(b)(v).
     Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)








 Form 4 (continued)

           Table I - Non-Derivative Securities Acquired, Disposed of,
                              or Beneficially Owned

+-----------------------+--------------+--------------+-----------------------+
| 1. Title of Security  |2. Transaction|3. Transaction|4. Securities Acquired |
|    (Instr.3)          |   Date       |   Code       |   (A) or Disposed of  |
|                       |   (Month/Day/|   (Instr. 8) |   (D) (Instr. 3, 4    |
|                       |      Year)   |              |   5)                  |
|                       |              |              |                       |
|                       |              | Code   |  V  |Amount|(A)or(D)| Price |
+-----------------------+--------------+--------+-----+------+--------+-------+
|    Common Stock       |   11/12/96   |   P    |     |2,000 |     A  | 4.3125|
+-----------------------+--------------+--------+-----+------+--------+-------+
|    Common Stock       |   11/12/96   |   P    |     |2,000 |     A  | 4.25  |
+-----------------------+--------------+--------+-----+------+--------+-------+
|    Common Stock       |   11/14/96   |   P    |     |1,000 |     A  | 3.50  |
+-----------------------+--------------+--------+-----+------+--------+-+-----+
|                       |              |        |     |      |          |     |
+-----------------------+--------------+--------+-----+------+----------+-----+
|                       |              |        |     |      |          |     |
+-----------------------+--------------+--------+-----+------+----------+-----+
|                       |              |        |     |      |          |     |
+-----------------------+--------------+--------+-----+------+----------+-----+
|                       |              |        |     |      |          |     |
+-----------------------+--------------+--------+-----+------+----------+-----+
|                       |              |        |     |      |          |     |
+-----------------------+--------------+--------+-----+------+----------+-----+
|                       |              |        |     |      |          |     |
+-----------------------+--------------+--------+-----+------+----------+-----+
|                       |              |        |     |      |          |     |
+-----------------------+--------------+--------+-----+------+----------+-----+


+-----------------------------+----------------------+------------------------+
| 5. Amount of Securities     |6. Ownership Form:    |7. Nature of Indirect   |
|    Beneficially Owned at    |   Direct (D) or      |   Beneficial Ownership |
|    End of Month             |   Indirect (I)       |   (Instr. 4)           |
|    (Instr. 3 and 4)         |   (Instr. 4)         |                        |
+-----------------------------+----------------------+------------------------+
|          10,741 **          |        I             |       ***              |
+-----------------------------+----------------------+------------------------+
|          10,741 **          |        I             |       ***              |
+-----------------------------+----------------------+------------------------+
|          10,741 **          |        I             |       ***              |
+-----------------------------+----------------------+------------------------+
|                             |                      |                        |
+-----------------------------+----------------------+------------------------+
|                             |                      |                        |
+-----------------------------+----------------------+------------------------+
|                             |                      |                        |
+-----------------------------+----------------------+------------------------+
|                             |                      |                        |
+-----------------------------+----------------------+------------------------+
|                             |                      |                        |
+-----------------------------+----------------------+------------------------+
|                             |                      |                        |
|** Mr. Beaver disclaims beneficial ownership of 264|shares of common stock. | |*** Held by Jeffrey T. Beaver|et ux Trustees for Beaver Retirement Plan under|
|Agreement dated January 1, 1991.                    |                        |
+-----------------------------+----------------------+------------------------+





 Form 4 (continued)

  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

+---------------+--------------+--------------+--------------+----------------+
| 1. Title of   |2. Conversion |3. Transaction|4. Transaction|5. Number of    |
|    Derivative |   or Exercise|   Date       |   Code       |   Derivative   |
|    Security   |   Price of   |   (Month/Day/|   (Instr. 8) |   Securities   |
|    (Instr. 3) |   Derivative |   Year)      |              |   Acquired     |
|               |   Security   |              |              |   (A) or       |
|               |              |              |              |   Disposed     |
|               |              |              |              |   of (D)       |
|               |              |              |              |   (Instr. 3,   |
|               |              |              |              |   4 and 5)     |
|               |              |              |              |                |
|               |              |              | Code  |  V   |   (A)  | (D)   |
+---------------+--------------+--------------+-------+------+--------+-------+
|               |              |              |       |      |        |       |
+---------------+--------------+--------------+-------+------+--------+-------+
|               |              |              |       |      |        |       |
+---------------+--------------+--------------+-------+------+--------+-------+
|               |              |              |       |      |        |       |
+---------------+--------------+--------------+-------+------+--------+-------+
|               |              |              |       |      |        |       |
+---------------+--------------+--------------+-------+------+--------+-------+
|               |              |              |       |      |        |       |
+---------------+--------------+--------------+-------+------+--------+-------+
|               |              |              |       |      |        |       |
+---------------+--------------+--------------+-------+------+--------+-------+
|               |              |              |       |      |        |       |
+---------------+--------------+--------------+-------+------+--------+-------+
|               |              |              |       |      |        |       |
+---------------+--------------+--------------+-------+------+--------+-------+
|               |              |              |       |      |        |       |
+---------------+--------------+--------------+-------+------+--------+-------+
|               |              |              |       |      |        |       |
+---------------+--------------+--------------+-------+------+--------+-------+
|               |              |              |       |      |        |       |
+---------------+--------------+--------------+-------+------+--------+-------+

























 Form 4 (continued)

+------------+-------------+-----------+-------------+-------------+-----------+
| 6. Date |7. Title and |8. Price of|9. Number of |10. Ownership|11. Nature | | Exercis-| Amount of | Deriva- | Derivative| Form of | of |
|    able and|   Under-    |   tive    |   Securities|    Deriva-  |    Indi-  |
|    Expira- |   lying     |   Security|   Benefici- |    tive     |    rect   |
|    tion    |   Securi-   |   (Instr. |   ally Owned|    Security:|    Bene-  |
|    Date    |   ties      |   3 and   |   at End of |    Direct   |    ficial |
|    (Month  |   (Instr.   |   4)      |   Month     |    (D) or   |    Owner- |
|    Day/    |   3 and 4)  |           |   (Instr. 4)|    Indirect |    ship   |
|    Year)   |             |           |             |    (I)      |    (Instr.|
|            |             |           |             |    (Instr.4)|    4)     |
|            |             |           |             |             |           |
|            |      |Amount|           |             |             |           |
|Date |Expir-|      |or    |           |             |             |           |
|Exer-|ation |Title |Number|           |             |             |           |
|cisa-|Date  |      |of    |           |             |             |           |
|ble  |      |      |Shares|           |             |             |           |
+-----+------+------+------+-----------+-------------+-------------+-----------+
|     |      |      |      |           |             |             |           |
+-----+------+------+------+-----------+-------------+-------------+-----------+
|     |      |      |      |           |             |             |           |
+-----+------+------+------+-----------+-------------+-------------+-----------+
|     |      |      |      |           |             |             |           |
+-----+------+------+------+-----------+-------------+-------------+-----------+
|     |      |      |      |           |             |             |           |
+-----+------+------+------+-----------+-------------+-------------+-----------+
|     |      |      |      |           |             |             |           |
+-----+------+------+------+-----------+-------------+-------------+-----------+
|     |      |      |      |           |             |             |           |
+-----+------+------+------+-----------+-------------+-------------+-----------+
|     |      |      |      |           |             |             |           |
+-----+------+------+------+-----------+-------------+-------------+-----------+
|     |      |      |      |           |             |             |           |
+-----+------+------+------+-----------+-------------+-------------+-----------+
|     |      |      |      |           |             |             |           |
+-----+------+------+------+-----------+-------------+-------------+-----------+
 Explanation of Responses:


 ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

 *** Stock option granted in transaction exempt under Rule 16b-3.
 Note. File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

               /s/ Jeffrey T. Beaver                             12/3/96
               ______________________________________       ___________________
               **Signature of Reporting Person                   Date









                                      - 4 -